Exhibit 99.1

North Atlantic Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants

New York, New York, March 10, 2021 (GLOBE NEWSWIRE) – North Atlantic Acquisition Corp. (the “Company”) announced today that, commencing March 15, 2021, holders of the 37,950,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the Nasdaq Stock Market LLC under the symbols “NAAC” and “NAACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the Nasdaq Stock Market LLC under the symbol “NAACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into Class A ordinary shares and warrants.

North Atlantic Acquisition Corp. is a blank check company, also commonly referred to as a SPAC, formed for the purpose of effecting a business combination with a company with global ambition, with a primary focus on the consumer, industrials and TMT sectors in Europe or North America, and with a primary focus on Europe where the Board has multiple decades of experience and where they believe SPAC activity is currently underdeveloped.

The units were initially offered by the Company in an underwritten offering. Wells Fargo Securities, LLC and BTIG, LLC acted as the joint book-running managers for the offering. A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on January 21, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company contact:

Gary Quin (Chief Executive Officer)	+35 315 676 959
Gary.Quin@naacq.ocm

Media contacts:

Belvedere Communications

John West	+44 (0) 20 3687 2753
jwest@belvederepr.com

Llewellyn Angus	+44 (0) 20 3687 2754
langus@belvederepr.com